Exhibit 99.1

EMRISE CORPORATION

Item 8 - Financial Statements

On June 7, 2010, EEC, a wholly-owned subsidiary of the Company, entered into a Stock Purchase Agreement by and among Aeroflex, as buyer, and EEC, as seller, relating to the sale of all of the issued and outstanding shares of common stock of ACC and all of the issued and outstanding shares of common stock of CCI.  In accordance with guidance issued by the Financial Accounting Standards Board related to the accounting for the impairment and disposal of long-lived assets, the ACC Operations have been classified as discontinued operations in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 that was filed with the SEC on May 17, 2010.  Because the ACC Operations have not previously been presented as a discontinued operation in the Company’s Item 8 Financial Statements included with its Annual Report on Form 10-K for the years ended December 31, 2009 and 2008, respectively, the accompanying revised Item 8 Financial Statements reflect adjustments to present the ACC Operations as a discontinued operation.

The accompanying restated consolidated financial information includes all material adjustments necessary to reflect the ACC Operations as a discontinued operation and have been presented for illustrative purposes only.  They are not necessarily indicative of the future financial position or future results of operations of the Company or of the financial position or results of operations of the Company that would have actually occurred had the transaction been in effect as of the date or for the periods presented.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

EMRISE Corporation

Eatontown, New Jersey

We have audited the accompanying consolidated balance sheet of EMRISE Corporation (the “Company”) as of December 31, 2009 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EMRISE Corporation at December 31, 2009, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 13 to the consolidated financial statements, the Company adopted an update issued by the Financial Accounting Standards Board related to the accounting for instruments (or embedded features) indexed to an entity’s own stock.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company requires additional funding to achieve profitable operations and repay its current debt obligations beyond its anticipated cash flows from operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(Signed BDO USA, LLP)

Woodbridge, New Jersey

April 15, 2010, except for Note 4, which is dated July 2, 2010

Report of Independent Registered Public Accounting Firm

Board of Directors

and Stockholders of EMRISE Corporation

We have audited the accompanying consolidated balance sheet of EMRISE Corporation, a Delaware corporation, as of December 31, 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EMRISE Corporation as of December 31, 2008, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

(Signed Hein & Associates LLP)

Irvine, California

April 15, 2009, except for Note 4, which is dated July 2, 2010

EMRISE CORPORATION

Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$3,994	$3,001
Accounts receivable, net of allowances for doubtful accounts of $160 at December 31, 2009 and $229 at December 31, 2008	6,059	7,297
Inventories, net	8,031	8,569
Current deferred tax assets	158	271
Prepaid and other current assets	841	1,178
Current assets of discontinued and held for sale operations	6,368	10,038
Total current assets	25,451	30,354

Property, plant and equipment, net	987	1,209
Goodwill	2,878	5,584
Intangible assets other than goodwill, net	1,107	1,243
Deferred tax assets	308	198
Other assets	121	618
Noncurrent assets of discontinued and held for sale operations	19,425	14,417
Total assets	$50,277	$53,623
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,734	$3,379
Accrued expenses	5,232	5,889
Line of credit	5,156	4,084
Current portion of long-term debt, net of discount of $290 at December 31, 2009	8,109	4,938
Notes payable to stockholders, current portion	348	542
Income taxes payable	604	401
Other current liabilities	370	357
Current liabilities of discontinued and held for sale operations	9,840	3,194
Total current liabilities	32,393	22,784

Long-term debt, net of discount of $980 at December 31, 2008	92	13,276
Notes payable to stockholders, less current portion	—	250
Deferred income taxes	144	81
Other liabilities	688	502
Noncurrent liabilities of discontinued and held for sale operations	1,572	2,726
Total liabilities	34,889	39,619
Commitments and contingencies
Stockholders’ equity:
Preferred stock,$0.01 par value. Authorized 10,000,000 shares, no shares issued and outstanding	—	—
Common stock,$0.0033 par value. Authorized 150,000,000 shares; 10,213,000 and 10,204,000 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively	126	126
Additional paid-in capital	43,480	44,806
Accumulated deficit	(26,586)	(28,101)
Accumulated other comprehensive income	(1,632)	(2,827)
Total stockholders’ equity	15,388	14,004
Total liabilities and stockholders’ equity	$50,277	$53,623

The accompanying Notes are an integral part of these Consolidated Financial Statements

EMRISE CORPORATION

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Year Ended
	December 31,
	2009	2008

Net sales	$34,695	$41,389
Cost of sales	22,788	26,968
Gross profit	11,907	14,421

Operating expenses:
Selling, general and administrative	11,948	12,513
Engineering and product development	1,796	1,840
Loss on asset impairment	—	6,584
Total operating expenses	13,744	20,937
Loss from operations	(1,837)	(6,516)

Other income (expense):
Interest income	98	109
Interest expense	(4,054)	(3,193)
Other, net	433	(734)
Total other expense, net	(3,523)	(3,818)

Loss before income taxes	(5,360)	(10,334)
Income tax provision	(578)	(114)
Loss from continuing operations	(4,782)	(10,220)
Discontinued and held for sale operations:
Income from discontinued and held for sale operations including gain on sale in 2009	7,528	3,214
Tax provision on discontinued and held for sale operations	1,704	434
Net income on discontinued and held for sale operations	5,824	2,780

Net Income (loss)	$1,042	$(7,440)

Weighted average shares outstanding
Basic	10,209	10,204
Diluted	10,209	10,204

Earnings per share:
Basic
Continuing operations	$(0.47)	$(1.00)
Discontinued operations	$0.57	$0.27
Net earnings	$0.10	$(0.73)
Diluted
Continuing operations	$(0.47)	$(1.00)
Discontinued operations	$0.57	$0.27
Net earnings	$0.10	$(0.73)

The accompanying Notes are an integral part of these Consolidated Financial Statements

EMRISE CORPORATION

Consolidated Statements of Stockholders’ Equity

(in thousands)

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit	Income	Total

Balance at December 31, 2007	10,204	$126	$44,527	$(20,661)	$1,054	$25,046
Stock option exercises	—	—	—	—	—	—
Stock-based compensation expense	—	—	88	—	—	88
Warrants issued related to debt financing	—	—	183	—	—	183
Warrants issued for services	—	—	8	—	—	8
Net loss and comprehensive loss	—	—	—	(7,440)	(3,881)	(11,321)

Balance at December 31, 2008	10,204	126	44,806	(28,101)	(2,827)	14,004
Cumulative effect of change in accounting principle due to adoption of updated derivative guidance	—	—	(1,483)	473	—	(1,010)
Stock option exercises	9	—	7	—	—	7
Stock-based compensation	—	—	148	—	—	148
Warrants issued for services	—	—	2	—	—	2
Net income and comprehensive income	—	—	—	1,042	1,195	2,237
Balance at December 31, 2009	10,213	$126	$43,480	$(26,586)	$(1,632)	$15,388

The accompanying Notes are an integral part of these Consolidated Financial Statements

EMRISE CORPORATION

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended
	December 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (loss)	$1,042	$(7,440)
Adjustments to arrive at net loss from continuing operations	(5,824)	(3,073)
Net loss from continuing operations	(4,782)	(10,513)
Reconciliation to net cash (used in) provided by operating activities:
Depreciation and amortization	564	688
Provision for doubtful accounts	71	(140)
Provision (credit) for inventory obsolescence	603	(704)
Provision (credit) for warranty reserve	103	(147)
Deferred taxes	(66)	93
Gain on sale of assets	—	41
Amortization of deferred issuance costs	753	462
Amortization of debt discount	690	466
Stock-based compensation expense	150	96
Change in fair value of common stock warrant	(718)	—
Loss on impairment of assets	—	6,584
Changes in assets and liabilities:
Accounts receivable	1,332	612
Inventories	(332)	2,308
Prepaid and other assets	96	(1,785)
Accounts payable and accrued expenses	(3,547)	890
Operating cash flow used in continuing operations	(5,083)	(1,049)
Operating cash flow provided by discontinued operations	4,937	2,468
Net cash (used in) provided by operating activities	(146)	1,419

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(44)	(34)
Payments received on notes receivable	—	40
Investing cash flow provided by (used in) continuing operations	(44)	6
Investing cash flow provided by (used in) discontinued operations including proceeds from sale of subsidiary operations, net of cash	10,691	(12,494)
Net cash provided by (used in) investing activities	10,647	(12,488)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	—	13,000
Borrowings from lines of credit	56,045	36,021
Repayments of lines of credit	(54,973)	(35,894)
Repayments of long-term debt	(10,721)	(223)
Payments of notes to stockholders	(443)	(479)
Proceeds from exercise of stock options and warrants	7	—
Financing cash flow (used in) provided by continuing operations	(10,085)	12,425
Financing cash flow used in discontinued operations	(298)	(99)
Net cash (used in) provided by financing activities	(10,383)	12,326

Effect of exchange rate changes on cash	875	(3,020)
Net increase (decrease) in cash and cash equivalents	993	(1,763)
Cash and cash equivalents at beginning of period	3,001	4,764
Cash and cash equivalents at end of period	$3,994	$3,001

The accompanying Notes are an integral part of these Consolidated Financial Statements

EMRISE CORPORATION

Consolidated Statements of Cash Flows (Continued)

(in thousands)

	2009	2008
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$2,804	$1,602
Income taxes	$1,403	$706

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Acquisition of equipment through capital lease	$119	$511

Cumulative effect of change in accounting principle - reclassification of common stock warrants to liability upon adoption of updates to derivative guidance	$473	$—

Fair value of warrants issued	$—	$183

Issuance of notes and accruals related to ACC purchase adjustment	$6,262	$—

The accompanying Notes are an integral part of these Consolidated Financial Statements

EMRISE CORPORATION

Notes to Consolidated Financial Statements

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business

EMRISE Corporation (the “Company”) designs, manufactures and markets proprietary electronic devices and communications equipment for aerospace, defense, industrial, and communications applications. The Company has operations in the United States (“U.S.”), England and France.  The Company conducts its business through two operating segments: electronic devices and communications equipment. The subsidiaries within the electronic devices segment design, develop, manufacture and market electronic devices for defense, aerospace and industrial markets and operate out of facilities located in the U.S. and England.  The subsidiaries within the communications equipment segment design, develop, manufacture and market network access equipment, including network timing and synchronization products and operate out of facilities located in the U.S. and France.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company and each of its subsidiaries, after elimination of intercompany accounts and transactions.  Certain prior years’ amounts have been reclassified to conform to the current year presentation.

In March of 2009, the Company sold substantially all the assets related to the Digitran division of the Company’s wholly-owned subsidiary, EMRISE Electronics Corporation’s (“EEC”), and all of the issued and outstanding equity interests of EEC’s wholly-owned subsidiary, XCEL Japan, Ltd. (collectively the “Digitran Operations”).  The accompanying financial statements include the Digitran Operations as a discontinued operation for all periods presented.

On March 22, 2010, EMRISE completed the sale of substantially all the assets of EEC’s subsidiary, RO Associates to Massachusetts based Astrodyne Corporation.  See Note 22.  In this Report, we refer to the businesses of RO Associates as the “RO Operations,” and we refer to the sale of the RO Associates assets as the “RO Transaction.”  Our RO Associates subsidiary, located in San Jose, California, manufactured, marketed and sold standard power supplies to the defense and industrial markets.  The RO Associates operation was classified within our electronic devices business segment.   The accompanying financial statements include the RO Operations as discontinued operations and assets held for sale for all periods presented.

On June 7, 2010, Aeroflex Incorporated (‘‘Buyer’’) and EMRISE Electronics Corporation (‘‘Seller’’) entered into a Stock Purchase Agreement (the ‘‘Purchase Agreement’’) relating to the sale of all of the issued and outstanding shares of common stock of ACC and all of the issued and outstanding shares of common stock of CCI.  The accompanying financial statements include the ACC Operations as discontinued operations and assets held for sale for all periods presented.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

Cash and Cash Equivalents

The Company considers cash and cash equivalents to include cash in banks, commercial paper and deposits with financial institutions that can be liquidated without prior notice or penalty.  The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

EMRISE CORPORATION

Notes to Consolidated Financial Statements

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest.  The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience, customer payment history, and current economic data. The Company reviews its allowance for doubtful accounts monthly.  Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair value because of the short maturity of these items. The Company believes the carrying amounts of its notes payable and long-term debt approximate fair value because the interest rates on these instruments are subject to change with, or approximate, market interest rates.

Inventories

The Company’s finished goods electronic devices inventories generally are built to order.  The Company’s communications equipment inventories generally are built to forecast, which requires production of a larger amount of finished goods in the communications equipment business so that customers can be served promptly.  The Company’s products consist of numerous electronic parts and other materials, which necessitates the exercise of detailed inventory management.  The Company values its inventory at the lower of the actual cost to purchase or manufacture the inventory (first-in, first-out) or the current estimated market value of the inventory (net realizable value). The Company performs cycle counts of inventories using an ABC inventory methodology, which groups inventory into cycle counting categories, or conducts physical inventories at least once a year.  The Company regularly reviews inventory quantities on hand and records a provision for excess and obsolete inventory based primarily on its estimated forecast of product demand and production requirements for the next 12 to 24 months. Additionally, to determine inventory write-down provisions, the Company reviews product line inventory levels and individual items as necessary and periodically reviews assumptions about forecasted demand and market conditions.  Any inventory that the Company determines to be obsolete, either in connection with the physical count or at other times of observation, are reserved for and subsequently written-off.  As of December 31, 2009, total inventory reserves amounted to $4 million of which $2.4 million, or 20% of total inventory, related to the electronic devices segment and $1.6 million, or 14% of total inventory, related to the communications equipment segment.  As of December 31, 2008, total inventory reserves amounted to $3.6 million of which $2 million, or 16% of total inventory, related to the electronic devices segment and $1.6 million, or 13% of total inventory, related to the communications equipment segment.

The electronics devices and communications equipment industries are characterized by rapid technological change, frequent new product development, and rapid product obsolescence that could result in an increase in the amount of obsolete inventory quantities on hand. Also, estimates of future product demand may prove to be inaccurate, in which case the Company may have understated or overstated the provision required for excess and obsolete inventory. Although the Company makes every effort to ensure the accuracy of its forecasts of future product demand, any significant unanticipated changes in demand or technological developments could have a significant impact on the value of the Company’s inventory and its reported operating results.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed principally using the straight-line method over the useful lives of the assets (or lease term, if shorter) as follows:

Buildings	50 years

EMRISE CORPORATION

Notes to Consolidated Financial Statements

Machinery, equipment and fixtures	3-7 years
Leasehold improvements	5 years

Maintenance and repairs are expensed as incurred, while renewals and betterments are capitalized.  Research and development costs are expensed as incurred.

Debt Issuance Costs

Deferred financing costs, which are included in other assets, are costs incurred to obtain debt financing, including all related fees, and are included in the accompanying consolidated balance sheets and are amortized as interest expense over the term of the related financing using the straight-line method which approximates the interest rate method.  Total deferred financing costs amortized to interest expense were $0.8 million and $0.5 million in 2009 and 2008, respectively.

Long-Lived Assets

The Company reviews the carrying amount of its long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

As a result of the current expectation that RO would be sold before the end of the estimated useful lives of its long-lived assets, the Company performed an assessment of recoverability associated with the long-lived assets of RO.  In connection with that assessment, an impairment loss of $0.6 million was recognized in 2009, which is included in the Company’s statement of operations within income from discontinued and held for sale operations.

Goodwill and Other Intangible Assets

Financial Accounting Standards Board (“FASB”) guidance for goodwill and other intangible assets disallows the amortization of goodwill and provides for impairment testing of goodwill carrying values on an annual basis or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.  The Company’s reporting units have been identified as electronic devices and communications equipment.  The Company performed its annual required tests of impairment as of December 31, 2009 and 2008 for goodwill in the electronic devices and the communications equipment reporting units.  As a result of this annual test, in 2008 the Company incurred a loss on the impairment of goodwill and indefinite lived intangible assets of $6.6 million within the Company’s communications equipment segment.  As a result, the 2008 impairment charge reflects the write down of substantially all of the carrying value of the goodwill and other intangible assets for the communications equipment segment.  In performing the valuation in 2009, we used cash flows that reflected management’s forecasts and discount rates that reflect the risks associated with the current market.  We consider the results of an income approach and a market approach in determining the fair value of the reporting units.  For the income approach we assumed growth of 4.0% as a result of expected shipments on existing contracts and future opportunities.  We discounted the projected cash flows at 14% to determine the fair value for the electronic devices reporting unit.  For the market approach, we used the guideline public company method, under which the fair value of a business is estimated by comparing the subject company to similar companies with publicly traded ownership interests. From these “guideline” companies, valuation multiples are derived and then applied to the appropriate operating statistics of the subject company to arrive at indications of value.

At December 31, 2009, our reported goodwill totaled $2.9 million, all of which belonged to the electronic devices reporting unit.  Based on the results of our testing, the fair values of the electronic devices reporting unit exceeded its book values.  However, as a result of the sale of our RO Operations, we recorded a non-cash charge for

EMRISE CORPORATION

Notes to Consolidated Financial Statements

the impairment of goodwill and indefinite-lived intangibles of $0.9 million.  The write down is reflected within income from discontinued and held for sale operations in the Consolidated Statement of Operations.

Intangible assets with identifiable useful lives are amortized using the straight-line method over their useful lives.  Definite-lived intangible assets are stated at cost, less accumulated amortization, and are amortized on the straight-line method over their estimated useful lives ranging from two to twenty years.  The Company periodically reviews the original estimated useful lives of long-lived assets and makes adjustments when appropriate.  Intangible assets with finite useful lives are tested for impairment whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable.  The Company evaluates its intangible assets for impairment by comparing the future undiscounted cash flows of the underlying assets to their respective carrying amounts.  As a result of the current expectation that RO would be sold before the end of the estimated useful lives of its intangible assets with identifiable useful lives, the Company performed an assessment of recoverability associated with the intangible assets of RO.  In connection with that assessment, an impairment loss of $0.5 million was recognized in 2009, which is included in the Company’s consolidated statement of operations within income from discontinued and held for sale operations.

Product Warranty Liabilities

Generally, the Company’s products carry a standard one-year, limited parts and labor warranty.  In certain circumstances, the Company provides a two-year limited parts and labor warranty on communications test instruments and network access products.  The Company offers extended warranties beyond two years for an additional cost to its customers.  Products returned under warranty typically are tested and repaired or replaced at the Company’s option.  Historically, the Company has not experienced significant warranty costs or returns.

The Company records a liability for estimated costs that it expects to incur under the basic limited warranties when product revenue is recognized.  Factors affecting the warranty liability include the number of units sold, historical and anticipated rates of claim and costs per claim.  The Company periodically assesses the adequacy of its warranty liability accrual based on changes in these factors.

Reverse Stock Split

On November 19, 2008, the Company completed a board of directors approved 1-for-3.75 reverse split of its common stock.  All common stock, stock options and warrants to purchase common stock and earnings per share amounts have been retroactively restated as if the reverse stock split occurred at the beginning of the periods presented.

Stock-Based Compensation

The Company estimates the fair value of its stock option plans using the Black-Scholes option pricing model (the “Option Model”).  The Option Model requires the use of subjective and complex assumptions, including the option’s expected term and the estimated future price volatility of the underlying stock, which determine the fair value of the stock-based awards.  In accordance with FASB guidance on fair value, stock-based compensation expense recognized during a period is based on the value of the portion of the stock-based awards that are expected to vest with employees.  Accordingly, the recognition of stock-based compensation expense has been reduced for estimated future forfeitures.  FASB guidance requires forfeitures to be estimated at the time of grant with adjustments recorded in subsequent period compensation expense if actual forfeitures differ from those estimates.

EMRISE CORPORATION

Notes to Consolidated Financial Statements

The following weighted average assumptions were used for stock options granted during the year ended December 31:

	2009	2008
Dividend yield	None	None
Expected volatility	89%	63%
Risk-free interest rate	0.89%	2.53%
Expected term	7 years	6 years
Weighted average fair value per share at grant date	$1.10	$1.25

Loss Per Share

Loss per share is calculated according to FASB guidance which requires that basic loss per share includes no dilution and is computed by dividing net income available to common stockholders by the weighted average number of shares outstanding during the year. Diluted loss per share reflects the potential dilution of securities that could share in the earnings of the Company.

Foreign Currency Translation

The accounts of foreign subsidiaries have been translated using the local currency as the functional currency. Accordingly, foreign currency denominated assets and liabilities have been translated to U.S. dollars at the current rate of exchange on the balance sheet date and at the average for the period reported for the statement of operations. The effects of translation are recorded either within our statement of operations under the caption “other income (expense)” or as a separate part of our net equity under the caption “accumulated other comprehensive income (loss).”  Exchange gains and losses arising from transactions denominated in foreign currencies are translated at the exchange rates applicable on the dates of the transactions and are included in operations.

Concentration of Credit Risk

Financial instruments, which potentially expose the Company to concentration of credit risk, consist primarily of cash and accounts receivable. The Company places its cash with high quality financial institutions. At times, cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation.

The Company’s accounts receivable result from sales to a broad customer base. The Company extends credit to its customers based upon an evaluation of the customer’s financial condition and credit history and generally does not require collateral. Accounts receivable are generally due within 30 days in the Company’s U.S., England and France operations and are stated net of an allowance for doubtful accounts. Accounts outstanding for longer than the contractual payment terms are considered past due. Provisions for uncollectible accounts are made based on the Company’s specific assessment of the collectibility of all past due accounts. Credit losses are provided for in the financial statements and consistently have been within management’s expectations.  One customer represented 10% of the Company’s total net sales during 2009.  No customer represented 10% or more of the Company’s total net sales during 2008.

Revenue Recognition

The Company derives revenues from sales of electronic devices and communications equipment products and services.  The Company’s sales are based upon written agreements or purchase orders that identify the type and quantity of the item and/or services being purchased and the purchase price.  The Company recognizes revenues when shipment of products has occurred or services have been rendered, no significant obligations remain on the

EMRISE CORPORATION

Notes to Consolidated Financial Statements

part of the Company, and collectability is reasonably assured based on the Company’s credit and collections practices and policies.

The Company recognizes revenues from sales of its U.S. communications equipment business units at the point of shipment of those products.  An estimate of warranty cost is recorded at the time the revenue is recognized.  Product returns are infrequent and require prior authorization because sales are final and the Company quality tests its products prior to shipment to ensure products meet the specifications of the binding purchase orders under which those products are shipped. Normally, when a customer requests and receives authorization to return a product, the request is accompanied by a purchase order for a repair or for a replacement product.

Revenue recognition for products and services provided by the Company’s subsidiaries in England and its U.S. subsidiary, ACC, depends upon the type of contract involved.  Engineering/design services contracts generally entail design and production of a prototype over a term of up to several years, with revenue deferred until each milestone defined in the contract is reached.  Production contracts provide for a specific quantity of products to be produced over a specific period of time.  Customers issue binding purchase orders or enter into binding agreements for the products to be produced.  The Company recognizes revenues on these orders as the products are shipped.  Returns are infrequent and permitted only with prior authorization because these products are custom made to order based on binding purchase orders and are quality tested prior to shipment.  An estimate of warranty cost is recorded at the time revenue is recognized.

The Company recognizes revenues for products sold by its subsidiary in France at the point of shipment.  Customer discounts are included in the product price list provided to the customer.  Returns are infrequent and permitted only with prior authorization because these products are shipped based on binding purchase orders and are quality tested prior to shipment.  An estimate of warranty cost is recorded at the time revenue is recognized.

Revenues from services such as repairs and modifications are recognized when the service is completed and invoiced.  For repairs that involve shipment of a repaired product, the Company recognizes repair revenues when the product is shipped back to the customer. Service revenues contribute less than 5% of total revenue and, therefore, are considered to be immaterial to overall financial results.

Shipping and Handling Costs

Shipping and handling costs recorded in cost of goods sold were $364,000 and $118,000 in 2009 and 2008, respectively.  Shipping and handling costs recorded in selling, general and administrative expenses were $13,000 and $15,000 in 2009 and 2008, respectively.

Advertising Costs

Advertising costs are charged to expense as incurred.  Advertising costs for 2009 and 2008 were immaterial.

Income Taxes

Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities at the applicable tax rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The Company evaluates the realizability of its deferred tax assets by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary.  The factors used to assess the likelihood of realization are the Company’s forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets.  Failure to achieve forecasted taxable income in applicable tax jurisdictions could affect the ultimate realization of deferred tax assets and could result in an increase in the Company’s effective tax rate on future earnings. The provision for income taxes represents the tax payable for the year and the change during the year in

EMRISE CORPORATION

Notes to Consolidated Financial Statements

deferred tax assets and liabilities.  As of December 31, 2009 and 2008, the Company had recorded no net unrecognized tax benefits associated with uncertain income tax positions.

Comprehensive Income (Loss)

Comprehensive income (loss) includes all changes in equity during a period except those that resulted from investments by or distributions to the Company’s stockholders.  Other comprehensive income refers to revenues, expenses, gains and losses that, under GAAP, are included in comprehensive income, but excluded from net income (loss) as these amounts are recorded directly as an adjustment to stockholders’ equity.  The Company’s other comprehensive income consists of foreign currency translation adjustments.  The following table reflects the components of comprehensive income (loss),in thousands:

	Year Ended
	December 31,
	2009	2008

Net income (loss)	$1,042	$(7,440)
Other comprehensive income (loss):
Foreign currency translation adjustment	1,195	(3,881)
Comprehensive income (loss)	$2,237	$(11,321)

NOTE 2 — GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with GAAP, which contemplate the continuation of the Company as a going concern.  The Company reported net income for the year ended December 31, 2009 of $1.0 million.  Included in net income was $7.5 million in income/gain (net of taxes of $0.8 million) from discontinued operations related to the disposition of the Company’s Digitran and RO Operations and the anticipated disposition of ACC (see Note 4).  Absent this income/gain, the Company would have incurred a $6.5 million net loss for the year ended December 31, 2009.  Primarily as a result of the reclassification of the majority of its debt from long to short term during 2009, the Company also reported negative working capital from continuing operations of $3.5 million at December 31, 2009 and positive working capital from continuing operations of $0.7 million at December 31, 2008.  The Company’s current business plan for the next 12 months requires additional funding beyond its anticipated cash flows from operations.  These and other factors described in more detail below raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The ability of the Company to continue as a going concern is dependent upon its ability to (i) achieve the milestones related to sale of a significant portion of its assets as required by the Credit Agreement between now and June 30, 2010, (ii) repay the credit facility in full on or prior to its maturity on June 30, 2010, (iii) obtain alternate financing to fund operations after June 30, 2010 and (iv) achieve profitable operations.

If the Company’s net losses continue, it may experience negative cash flow, which may prevent the Company from continuing operations.  If the Company is not able to attain, sustain or increase profitability on a quarterly or annual basis, it may not be able to continue operations.

Upon the occurrence and during the continuation of an event of default, the lender may also elect to increase the interest rate applicable to the outstanding balance of the Term Loans A and B by four percentage points above the per annum interest rate that would otherwise be applicable.  Additionally, if the lender terminates the credit facility during a default period then the Company is subject to a penalty equal to 2% of the outstanding principal balance of the Revolver and the Term Loans.

EMRISE CORPORATION

Notes to Consolidated Financial Statements

If the Company (i) defaults under the Credit Facility for any reason, including missing a milestone, (ii) is unable to timely sell assets at sufficient prices, (iii) cannot borrow funds under the terms of the Revolver, for any reason, through June 30, 2010, or (iv) fails to obtain alternate financing to replace its credit facility prior to June 30, 2010 or a new revolving facility once the current credit facility is paid in full, the Company does not believe that current and future capital resources, revenues generated from operations and other existing sources of liquidity will be adequate to meet its anticipated short term, working capital and capital expenditures needs for the next 12 months.  Further, if any of these occur for any reason, or if the Company experiences a significant loss of revenue or increase in costs, then its cash flow would be negatively impacted resulting in a cash flow deficit.  A cash flow deficit will require the Company to seek additional or alternate financing, with little or no notice which would be difficult to obtain in these economic conditions and the Company’s anticipated financial condition in such circumstances.  To address these potential financing needs the Company may have to explore a revised debt structure with its current lender; additional or new financing with another lender or lenders; the sale of assets to generate cash; or the sale of equity to raise capital.  Successfully executing these strategies is uncertain and there are many risks associated with attempting to execute each, in addition to the risks and uncertainties of the short and long term impact of executing on any of these strategies.  Failure to meet the Company’s financing requirements, if and when needed, would have an adverse effect on the Company’s operations and/or ability to do business after that date or could restrict its growth, limit the development of new products, hinder its ability to fulfill existing or future orders or negatively affect its ability to secure new customers or product orders.

If the Company is unsuccessful in securing the necessary financing to continue operations, when needed, then it may be forced to seek protection under the U.S. Bankruptcy Code or be forced into liquidation or substantially restructuring or altering its business operations and/or debt obligations.

NOTE 3 — ACQUISITION OF ADVANCED CONTROL COMPONENTS

On May 23, 2008, the Company and its wholly-owned subsidiary, EEC entered into the Purchase Agreement, as amended, pursuant to which EEC agreed to acquire CCI and its operating subsidiary, ACC.

The closing of the Purchase Agreement occurred on August 20, 2008.  Under the terms of the Purchase Agreement, EEC acquired all of the issued and outstanding shares of common stock of CCI and all of the issued and outstanding shares of common stock of ACC not owned by CCI (the “Acquisition”).  In addition to the purchase price, the Company is obligated to pay up to an additional $5 million if ACC meets certain operating income targets for one or both of the two 12 month periods following the closing.  Additionally, pursuant to the Purchase Agreement, there are provisions for a working capital adjustment to the purchase price as well as an adjustment to net cash.

In connection with the Acquisition of ACC, EEC issued Subordinated Secured Contingent Promissory Notes (the “Notes”), as amended, to each of the Sellers.  The Notes bear interest at a rate per annum equal to the prime rate as reported in The Wall Street Journal plus 1%.  On November 20, 2009, EEC entered into Amendment No. 1 to the Notes with each of the Sellers (collectively, the “Note Amendments”) pursuant to which each of the Notes were amended to (a) add $1.3 million (the sum of the closing net cash adjustment and the first earnout payment) to the aggregate principal balance of the Notes, (b) double the original interest rate of each of the Notes (the prime rate as reported in The Wall Street Journal plus 1%) until the aggregate principal balance of the Notes attributable to the closing net cash adjustment and the first earnout payment is repaid, at which time the interest rate shall be reduced back to the prime rate as reported in The Wall Street Journal plus 1%, and (c) revise the payment terms such that no payments are due until July 1, 2010, at which time EEC will make principal payments in the aggregate amount of $1.3 million plus payments of interest accrued on such amount from the issuance date through the date of payment of such aggregate principal amount.  The remaining balance of the notes is due in November 2010.

EMRISE CORPORATION

Notes to Consolidated Financial Statements

The following table summarizes the components of the Notes at December 31, 2009 (in thousands):

Aggregate contingent consideration related to original Notes	$2,000
Working capital adjustment	959
Net cash adjustment	302
Aggregate contingent consideration related to Note Amendments	1,036
Balance of Notes at December 31, 2009	$4,297

In addition to the Notes, the remaining cash contingent consideration of $2.0 million was accrued at December 31, 2009 in current liabilities of discontinued and held for sale operations in the accompanying consolidated balance sheet.  This amount is also due in November 2010.

In determining the purchase price for the Acquisition, the Company took into account the historical and expected earnings and cash flow of ACC, as well as the value of companies of a size and in an industry similar to ACC, comparable transactions and the market for such companies generally.  The initial purchase price represented a premium of approximately $4.1 million over the recorded net worth of ACC’s assets.  As a result of the contingent consideration accrued, as discussed above, the total goodwill recorded related to the purchase of ACC was $10.2 million.

In conjunction with the Acquisition, the Company considered whether the Acquisition included various types of identifiable intangible assets, including trade names, trademarks, patents, covenants not to compete, customers, backlog, workforce, technology and software.  As a result of the procedures performed and the evaluation of management, the Company determined and recorded the value of the tangible and intangible assets in its Condensed Consolidated Balance Sheets in accordance with the purchase price allocation.  The Company has estimated and recorded the identified intangible assets as follows:  trade name of $1,570,000; covenant not to compete of $60,000; backlog of $570,000; and customer relationships of $2,550,000.

The following table summarizes the assets and liabilities assumed in connection with the Acquisition (in thousands):

Accounts receivable	$2,185
Inventories	1,848
Property and equipment	1,545
Intangible assets, net	4,750
Goodwill	4,073
Other assets	244
Total assets acquired	14,645
Accounts payable and accrued liabilities	(1,678)
Other liabilities	(611)
Total liabilities assumed	(2,289)
Net assets acquired	$12,356

Subsequent to August 20, 2008, the Company recorded contingent consideration in the amount of $6.3 million ($4.3 million recorded as a Note and $2.0 million recorded as other accrued liability), which represented an increase to goodwill.  Additional purchase price adjustments reducing goodwill by $0.3 million were also recorded subsequent to the acquisition.  In addition, at December 31, 2009 as a result of the sale of the RO Operations the remaining goodwill was reallocated among the remaining business units within the electronic devices reporting unit resulting in an increase to ACC goodwill of $2.6 million.  Total goodwill associated with ACC at December 31,

EMRISE CORPORATION

Notes to Consolidated Financial Statements

2009 was $12.8 million and is recorded as a component of noncurrent assets of discontinued and held for sale operations in the consolidated balance sheets.

NOTE 4 — DISCONTINUED OPERATIONS

Digitran Operations

On March 20, 2009, the Company and EEC entered into an Asset and Stock Purchase Agreement (the “Digitran Purchase Agreement”) with Electro Switch Corp., a Delaware corporation (the “Buyer”) and ESC Worldwide, Inc., a Massachusetts corporation and subsidiary of Buyer (the “Stock Buyer”).  At the closing of the Digitran Purchase Agreement on March 20, 2009, (i) the Buyer purchased from the Company and EEC substantially all the assets related to EEC’s Digitran division, and (ii) the Stock Buyer purchased from EEC all of the issued and outstanding equity interests of its wholly-owned subsidiary, XCEL Japan, Ltd., for an aggregate purchase price of approximately $11,560,000 (the “Disposition”).  Under the terms of the Purchase Agreement, the Buyer is obligated to pay up to an additional $500,000 in cash to EEC if net sales for the fiscal year ending December 31, 2009 related to the businesses that were sold pursuant to the Digitran Purchase Agreement exceeds $6,835,120.

The Buyer acquired all of the intellectual property, cash, accounts receivable, inventory, customer support and relationships, software and product development, and real property lease related to the Digitran division, which, prior to its acquisition, was in the business of manufacturing a line of electromechanical switches comprised of digital and rotary switches used for routing electronic signals.  The Stock Buyer acquired XCEL Japan, Ltd., which, prior to its acquisition, was engaged in the business of selling and distributing Digitran division products in the Asia Pacific market.  EEC retained all accounts payable and certain other assets and liabilities related to the Digitran division.  The Company continues to operate its communications equipment segment and the power systems radio frequency (“RF”) and microwave devices product lines in its electronic devices segment.

The Digitran Purchase Agreement contains five year noncompetition and non-solicitation provisions covering the Company, EEC and each of their respective affiliates.  In addition, the Company and EEC provided customary indemnification rights to the Buyer and Stock Buyer in connection with the Disposition.

In connection with the Company’s divestiture of its Digitran division, which comprised a portion of the Company’s electronic devices segment, the Company incurred approximately $900,000 in cash charges that were paid at closing.  At December 31, 2009, the Company estimates future cash expenditures related to the sale to be approximately $60,000 primarily for employee termination costs and transaction related employee bonuses, which were accrued within “Accrued expenses” except for income taxes, which were accrued within income taxes payable in the accompanying consolidated balance sheets.  In addition, the Company has recorded a net $18,000 related to purchase price adjustments owed to the Buyer in connection with the transaction.

The Company has classified the Digitran Operations, which was a component of its electronic devices segment, as a discontinued operation in the accompanying consolidated financial statements for all periods presented.

RO Associates

In June, 2009, the Company engaged an investment banking firm to evaluate the feasibility of selling the capital stock or substantially all of the assets of RO and to determine possible values ascribed to RO by potential buyers in connection with a potential sale of RO.  In November 2009, the Company received more than one bona fide offer to purchase substantially all of the assets of RO.  Based on the receipt of these offers, the Company pursued negotiations for the sale of substantially all of the assets of RO with the intent of consummating a sale of RO during first half of 2010.

As a result of the current expectation that substantially all of the assets of RO would be sold before the end of the estimated useful lives of RO’s long-lived assets, the Company performed an assessment of recoverability

EMRISE CORPORATION

Notes to Consolidated Financial Statements

associated with the long-lived assets of RO.  In connection with that assessment, a total impairment loss of $1.8 million was recognized, which is comprised of $0.6 million related to long-lived assets and definite-lived intangibles, $0.9 million related to goodwill and indefinite-lived intangible assets and $0.3 million related to the decline in fair value of inventory and is included in the Company’s consolidated statement of operations a within income from discontinued and held for sale operations for the year ended December 31, 2009

The Company has classified RO, which is a component of its electronic devices segment, as discontinued operations and assets held for sale in the accompanying consolidated financial statements for all periods presented.

Advanced Control Components

On June 7, 2010, EEC, a wholly-owned subsidiary of the Company, entered into the Purchase Agreement by and among Aeroflex, as buyer, and EEC, as seller, relating to the sale of all of the issued and outstanding shares of common stock of ACC and all of the issued and outstanding shares of common stock of CCI.  Pursuant to the Purchase Agreement, EEC will sell to Aeroflex (a) all of the outstanding shares of common stock of CCI, which currently owns 80% of the issued and outstanding shares of common stock of ACC, and (b) the remaining 20% of the issued and outstanding shares of ACC (collectively, the “Shares”), which are currently owned by EEC (the “Transaction”).

In exchange for the Shares, Aeroflex has agreed to pay EEC an aggregate purchase price of $20,000,000 in cash (the “Purchase Price”).  An amount equal to $1,000,000 will be placed in an escrow account to satisfy any indemnification claims.  Approximately $14.6 million of proceeds from the transaction will be used to pay down all of the Company’s revolver with its principal lender, a significant portion of its term debt with the same lender and a majority of the Company’s obligations to the previous owners of ACC.  The Company anticipates retaining approximately $3.9 million in long term debt payable to both its current lender and the previous owners of ACC, all of which has a maturity of at least two years or longer.  The Purchase Price may also be adjusted based on the level of adjusted net working capital of ACC at the closing of the Transaction.

The closing of the Transaction is subject to stockholder approval, compliance with the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., including, without limitation, the General Information Notice, with respect to its New Jersey Properties, obtaining the consent of the Company’s senior lender and the Former Shareholders, as defined herein, (both of which have been received) and other customary closing conditions.  The closing of the Transaction will satisfy the final milestone under the Credit Agreement.  The Purchase Agreement also contains customary representations, warranties, covenants, agreements and indemnities for both EEC and Aeroflex.  The Company has agreed to guarantee EEC’s indemnification obligations under the Purchase Agreement.

The Company has classified these assets, which are a component of its electronic devices segment, as discontinued and held for sale operations in the accompanying condensed consolidated financial statements for all periods presented.

The following table summarizes certain components of the statements of operations for discontinued and held for sale operations, which are associated with the electronic devices segment, for the years ended December 31,

	2009				2008
	Digitran	RO	ACC	Total	Digitran	RO	ACC	Total

Net Sales	$1,478	$2,558	$19,055	$23,091	$8,649	$3,625	$5,844	$18,118

Income (loss) from operations	$172	$(3,084)	$3,240	$328	$2,998	$(528)	$556	$3,026

Other expense, net	—	9	(196)	(187)	205	(3)	(14)	188

Gain on sale of assets	7,387	—	—	7,387	—	—	—	—
Tax provision on gain from gain on sale of assets	(1,307)	129	(526)	(1,704)	(323)	—	(111)	(434)
Net gain on sale of assets	6,080	129	(526)	5,683	(323)	—	(111)	(434)

Net income (loss)	$6,252	$(2,946)	$2,518	$5,824	$2,880	$(531)	$431	$2,780

EMRISE CORPORATION

Notes to Consolidated Financial Statements

2009 and 2008 (in thousands):

EMRISE CORPORATION

Notes to Consolidated Financial Statements

The following table reflects the major classes of assets and liabilities for discontinued and held for sale operations for the periods presented (in thousands):

	December 31, 2009				December 31, 2008
				Total Held				Total Held
	Digitran	RO	ACC	For Sale	Digitran	RO	ACC	For Sale
Cash and cash equivalents	$—	$(24)	$52	$28	$179	$(44)	$285	$420
Accounts receivable, net	—	431	2,189	2,620	1,307	409	2,507	4,223
Inventory, net	—	1,059	2,494	3,553	1,191	1,960	1,996	5,147
Prepaids and other current assets	—	31	136	167	150	5	93	248
Total current assets	—	1,497	4,871	6,368	2,827	2,330	4,881	10,038

Property, plant and equipment, net	—	—	1,326	1,326	200	211	1,570	1,981
Goodwill	—	—	12,755	12,755	—	—	4,073	4,073
Intangible assets other than goodwill, net	—	—	3,774	3,774	169	917	4,458	5,544
Other noncurrent assets	—	—	1,570	1,570	768	210	1,841	2,819
Total assets	$—	$1,497	$24,296	$25,793	$3,964	$3,668	$16,823	$24,455

Accounts payable and accrued expenses	$—	$745	$2,681	3,426	$711	$429	$1,778	2,918
Current portion of long-term debt	—	—	4,449	4,449	43	11	172	226
Other current liabilities	—	—	1,965	1,965	—	—	50	50
Long-term debt and other noncurrent liabilities	—	—	1,572	1,572	401	339	1,986	2,726
Total liabilities	$—	$745	$10,667	$11,412	$1,155	$779	$3,986	$5,920

NOTE 5 — INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out method) or market (net realizable value) and consisted of the following at December 31 (in thousands):

	2009	2008

Raw materials	$6,690	$6,349
Work-in-process	2,122	2,410
Finished goods	3,273	3,377
Reserves	(4,054)	(3,567)
Total inventories, net	$8,031	$8,569

EMRISE CORPORATION

Notes to Consolidated Financial Statements

NOTE 6 — PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following as of December 31 (in thousands):

	2009	2008

Land and buildings	$427	$403
Machinery, equipment and fixtures	2,422	2,394
Leasehold improvements	500	496
Capital leases	208	208
	3,557	3,501
Accumulated depreciation	(2,570)	(2,292)
Total property, plant and equipment	$987	$1,209

The Company recorded depreciation expense associated with its property, plant and equipment of $0.4 million for each of the years ended December 31, 2009 and 2008.

NOTE 7 — DEBT ISSUANCE COSTS

On November 30, 2007, the Company and its direct subsidiaries, EEC, CXR Larus Corporation and RO Associates Incorporated (collectively, the “Borrowers”) entered into a credit facility (see Note 10 and 11).  In connection with the credit facility, the Company incurred $1.4 million of debt issuance costs, which is included in Other assets in the accompanying consolidated balance sheets and is being amortized over the term of the related financing, using the straight-line method, which approximates the interest rate method.  Deferred debt issuance costs amortized to interest expense were $0.8 million and $0.5 million in 2009 and 2008, respectively.  The remaining debt issuance costs of $0.3 million will be amortized over the six months ending June 30, 2010, the maturity date of the credit facility.

NOTE 8 — GOODWILL AND INTANGIBLE ASSETS

Goodwill for the Company’s reporting units consisted of the following at December 31 (in thousands):

	2009	2008
Electronic Devices	$2,878	$5,584
Communications Equipment	—	—
	$2,878	$5,584

The Company performed its annual impairment test for goodwill at all of our reporting units as of December 31, 2009 and 2008.  In performing the valuations, the Company used cash flows that reflected management’s forecasts and discount rates that reflect the risks associated with the current market.  The Company considers the results of an income approach and a market approach in determining the fair value of the reporting units.  In 2009, For the income approach a growth rate of 4.0% was assumed as a result of expected shipments on existing contracts and future opportunities.  The Company discounted the projected cash flows at 14% to determine the fair value for the electronic devices reporting unit.  For the market approach, the guideline public company method was used, under which the fair value of a business is estimated by comparing the subject company to similar companies with publicly traded ownership interests. From these “guideline” companies, valuation multiples are derived and then applied to the appropriate operating statistics of the subject company to arrive at indications of value.  At December 31, 2009, the Company’s reported goodwill totaled $2.9 million, all of which belonged to the electronics devices reporting unit.  Based on the results of this testing, the fair values of the electronic devices reporting unit exceeded its book values.  However, as a result of the sale of our RO Operations, we recorded a non-cash charge for the impairment of goodwill and indefinite-lived intangibles of $0.9 million.  This write down is reflected within income from discontinued and held for sale operations in the Consolidated Statement of Operations.

EMRISE CORPORATION

Notes to Consolidated Financial Statements

During 2009, the Company reduced its goodwill as a result of purchase price adjustments associated with its acquisition of ACC in 2008.  Additionally, the Company’s annual test of goodwill reflected an impairment of goodwill for its communications equipment reporting unit of $5.8 million and indefinite-lived intangible assets of $0.8 million.  The Company incurred a total impairment charge of $6.6 million associated with this valuation in 2008.

The following table reflects changes in the Company’s goodwill balances for continuing operations, by segment, for the year ended December 31, 2009 and 2008 (in thousands):

	Electronic	Communications
	Devices	Equipment	Total

Balance at December 31, 2007	$7,295	$5,834	$13,129
Impairment of goodwill	—	(5,834)	(5,834)
Foreign currency translation	(1,711)	—	(1,711)
Balance at December 31, 2008	5,584	—	5,584
Allocation and impairment of goodwill due to discontinued operations	(3,151)	—	(3,151)
Foreign currency translation	445	—	445
Balance at December 31, 2009	$2,878	$—	$2,878

Other changes to goodwill balances were related to foreign currency translation adjustments on foreign goodwill amounts.

EMRISE CORPORATION

Notes to Consolidated Financial Statements

Other intangible assets consist primarily of trademarks, trade names and technology acquired.  The original cost and accumulated amortization of these intangible assets consisted of the following at December 31 (in thousands):

	2009			2008
	Electronic	Communications		Electronic	Communications
	Devices	Equipment	Total	Devices	Equipment	Total
Intangibles with definite lives:
Technology acquired	$—	$1,150	$1,150	$—	$1,150	$1,150
Customer relationships	—	200	200	—	200	200
Trade name	—	—	—	—	—	—
Covenant-not-to-compete	200	—	200	200	—	200
Backlog	200	—	200	200	—	200
	400	1,350	1,750	400	1,350	1,750
Accumulated amortization	(400)	(743)	(1,143)	(399)	(608)	(1,007)
Carrying Value	—	607	607	1	742	743

Intangibles with indefinite lives:
Trademarks and trade names	500	—	500	500	—	500
Total intangible assets, net	$500	$607	$1,107	$501	$742	$1,243

In accordance with FASB guidance for accounting for the impairment or disposal of long-lived assets, the Company reevaluates the carrying value of identifiable intangible and long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable.  As a result of the expectation that substantially all of the assets of RO would be sold before the end of the estimated useful lives of RO’s long-lived assets, the Company performed an assessment of recoverability in 2009 associated with the long-lived assets of RO.  In connection with that assessment and in addition to the goodwill impairment discussed above, an impairment loss of $1.2 million was recognized, which is included in the Company’s statement of operations in income from discontinued and held for sale operations for the year ended December 31, 2009, representing the write-off of $0.6 million related to long-lived assets and definite-lived intangible assets, $0.3 million related to indefinite lived intangible assets, and $0.3 million related to the decline in fair value of inventory.  No events or changes in circumstances occurred during 2008 that would have required an impairment analysis to be performed.

Assuming no additions, disposals or adjustments are made to the carrying values and/or useful lives of the assets, annual amortization expense on intangible assets is estimated to be approximately $115,000 in 2010 and $115,000 in 2011 through 2014.  The Company’s current intangible assets have a weighted average remaining useful life of approximately 10 years.

EMRISE CORPORATION

Notes to Consolidated Financial Statements

NOTE 9 — ACCRUED LIABILITIES

Accrued expenses as of December 31 consisted of the following (in thousands):

	2009	2008
Accrued payroll and benefits	$1,279	$1,364
Advance payments from customers	697	1,034
Warranty reserve	271	158
Bank overdrafts	1,020	685
Foreign currency exposure provision	—	869
Accrued interest	556	500
Other accrued expenses	1,409	1,279
Total accrued expenses	$5,232	$5,889

No other individual item represented more than 5% of total current liabilities.

NOTE 10 — LINES OF CREDIT

The Company and certain of its subsidiaries, including EEC and CXR Larus Corporation, CCI, ACC and RO Associates Incorporated (collectively, the “Borrowers”), are parties to a Credit Agreement (as amended from time to time the “Credit Agreement”) with GVEC Resource IV Inc. (the “Lender”) providing for a credit facility which includes term loans and a revolving credit facility and is secured by accounts receivable, other rights to payment and general intangibles, inventories and equipment. The credit facility includes a revolving credit facility for up to $7,000,000 that expires on June 30, 2010 (the “Revolver”).

The Revolver is formula-based and generally provides that the outstanding borrowings under the line of credit may not exceed an aggregate of 85% of eligible accounts receivable, plus 10% of the value of eligible raw materials not to exceed $600,000, plus 50% of the value of eligible finished goods inventory not to exceed $1,500,000, minus the aggregate amount of reserves that may be established by the Lender.

Interest on the Revolver is payable monthly.  The interest rate is variable and is adjusted monthly based on the prime rate as published in the “Money Rates” column of The Wall Street Journal (the “Base Rate”) plus 1.25%, subject to a minimum rate of 9.5% per annum.  The interest rate in effect as of December 31, 2009 was the minimum rate of 9.5%.  The Revolver is subject to the Borrowers not incurring capital expenditures (a) in excess of $600,000 for the fiscal year ending December 31, 2009, and (b) in excess of $1,800,000 for the fiscal year ending December 31, 2010.  Additionally, the Revolver is subject to the Borrowers not incurring unfinanced capital expenditures in excess of $62,500 in any fiscal quarter and the Borrowers not incurring purchase money commitments in excess of $2 million over the life of the facility.  However, if the Borrowers incur unfinanced capital expenditures of less than $62,500 in any fiscal quarter, the difference between the amount incurred in a certain fiscal quarter and $62,500 maybe incurred in the two fiscal quarters immediately following such fiscal quarter. The Company was in compliance with all covenants at December 31, 2009, as amended.  See Note 22.

As of December 31, 2009, the Company had outstanding borrowings of $5.2 million under the Revolver with remaining availability under the formula-based calculation of $1.8 million.

In connection with entering into the Credit Agreement, the Borrowers issued a Revolver Loan Note dated November 30, 2007 (the “Revolver Note”) to the Lender in the principal amount of $7,000,000.  The Revolver Note is governed by the terms of the Credit Agreement.

See related Note 2 “Going Concern” and Note 11 “Debt” regarding additional terms and conditions associated with the overall credit facility and risks associated with this credit facility.

EMRISE CORPORATION

Notes to Consolidated Financial Statements

NOTE 11 —DEBT

The credit facility, as described in Note 10, consists of (i) the Revolver (see Note 10 — “Lines of Credit”), (ii) a term loan in the original principal amount of $6 million, of which $5.6 million was outstanding as of December 31, 2009 and is due June 30, 2010 (“Term Loan A”), (iii) a term loan in the original principal amount of $10 million, of which $2.7 million was outstanding as of December 31, 2009 and is due on June 30, 2010 (“Term Loan B”), and (iv) Term Loan C, which originally provided for a principal amount of $3 million and has since been retired.  Term Loan A was fully funded on November 30, 2007 while Term Loans B and C were fully funded on August 20, 2008 in connection with the acquisition of ACC. $6.8 million of Term Loan B and all of Term Loan C was repaid in March 2009, in connection with the sale of the Company’s Digitran Operations.  Term Loan A and Term Loan B require an aggregate scheduled principal payment of $75,000 bi-weekly beginning on February 1, 2010 through the maturity date of June 30, 2010.  The facility also requires monthly interest payments and a final balloon payment of $7.4 million upon maturity on June 30, 2010.  As a result of the partial repayment on Term Loan B in March 2009, a pro-rata portion of the balance of deferred financing costs and debt discount were accelerated and are reflected in interest expense in the accompanying Consolidated Statements of Operations for the year ended December 31, 2009.

The Term Loans A and B bear interest at the Base Rate plus 4.25%, subject to a minimum rate of 12.5% per annum, and required interest only payments in the first year, scheduled principal plus interest payments in years two and three, and a final balloon payment at June 30, 2010.  Interest on the Term Loans is payable monthly.

As part of the consideration for entering into the Credit Agreement, the Company issued warrants to purchase 788,000 shares of the Company’s common stock with a fair value of $1.5 million, which is accounted for as a discount to the Credit Facility and is amortized over the term of the Credit Agreement.  See Note 13.

Upon the sale or disposition by the Borrowers or any of their subsidiaries of property or assets, the Borrowers may be obligated to prepay the Revolver and the term loans with the net cash proceeds received in connection with such sales or dispositions to the extent that the aggregate amount of net cash proceeds received, and not paid to the Lender as a prepayment, for all such sales or dispositions exceed $150,000 in any fiscal year.  However, in order to repay its obligations, the Borrowers agreed to sell a significant portion of its assets in 2010.  As discussed further in Note 22 “Subsequent Events” in our December 31, 2009 financial statements, these assets contributed approximately $20 million of net sales or 37% of the Company’s net sales and operating income of approximately $3 million of the Company’s total operating income from continuing operations of $1.4 million for 2009.  The Company will retain a percentage of the proceeds of some of such sales for working capital and pursuant to the agreement, will use the remaining proceeds to pay down the obligations owed to the Lender.

If the Lender terminates the credit facility during a default period then the Company is subject to a penalty equal to 2% of the outstanding principal balance of the Revolver and the Term Loans.  The Revolver is subject to an unused line fee of 0.5% per annum, payable monthly, on any unused portion of the revolving credit facility.

In the event of a default and continuation of a default, the Lender may accelerate the payment of the principal balance requiring the Company to pay the entire indebtedness outstanding on that date.  Upon the occurrence and during the continuation of an event of default, the Lender may also elect to increase the interest rate applicable to the outstanding balance by four percentage points above the per annum interest rate that would otherwise be applicable.

Pursuant to a January 2010 amendment to the Credit Facility, the Borrowers have agreed with the Lender that it has the right to appoint an outside observer to review the Borrower’s books and records and business operations, with certain limitations designed to minimize disruption to the business operations of the Borrowers.  In addition, pursuant to that amendment, certain fees (including a $200,000 advisory fee arising in connection with that amendment, which is recorded in accrued expenses in the accompanying consolidated balance sheet) and certain expenses owed by Borrowers have been deferred until the Maturity Date of June 30, 2010.  In connection with that recent amendment, Borrowers agreed to sell a significant portion of its assets by June 30, 2010 and committed to certain milestone events associated with the sales process.  Failure to achieve these milestones and/or failure to sell

EMRISE CORPORATION

Notes to Consolidated Financial Statements

the required assets by the agreed upon dates, all of which are prior to June 30, 2010, can result in a default under the Credit Agreement.  Borrowers are also obligated to provide financial information and status reports to the Lender on a regular basis.

See Note 2, Note 10, and Note 14 regarding additional terms and conditions associated with the Company’s credit facility and risks associated with this credit facility.

In connection with the acquisition of Larus Corporation, the Company issued promissory notes, dated July 13, 2004, to two former stockholders of CXR Larus Corporation (formerly Larus Corporation) totaling $3.0 million.  These notes are subordinated to the Company’s bank debt.  The notes bear interest at 6% and mature in December 2010.  The balance of the notes was $0.8 million at December 31, 2008, of which $0.5 million was current.  The balance of the notes was $0.3 million at December 31, 2009, all of which was current.

The Company has capital leases relating to capital equipment.  The leases generally contain bargain purchase options and expire at various dates through December 31, 2017.  Capitalized lease obligations are calculated using interest rates appropriate at the inception of the lease and range from 6% to 18%.  Leases are amortized over the lease term using the effective interest method.

The following table is a summary of long-term debt, as of December 31 (in thousands):

	2009	2008
Term Loan A	$5,605	$5,950
Term Loan B	2,667	10,000
Term Loan C	—	3,000
Term notes payable to U.S. commercial lenders	—	66
Capitalized lease obligations	219	178
	8,491	19,194
Unamortized discount on debt	(290)	(980)
	8,201	18,214
Current portion of long-term debt	(8,109)	(4,938)
Long-term debt	$92	$13,276

EMRISE CORPORATION

Notes to Consolidated Financial Statements

Principal maturities related to debt, including loans from stockholders, as of December 31, 2009, were as follows (in thousands):

Year ending December 31,	Term Loan A	Term Loan B	Capitalized Lease Obligations	Stockholder Notes (Note 18)

2010	$5,605	$2,667	$127	$348
2011	—	—	65	—
2012	—	—	25	—
2013	—	—	2	—
Thereafter	—	—	—	—
	$5,605	$2,667	$219	$348

NOTE 12 — STOCK-BASED COMPENSATION

At December 31, 2009, a variety of the Company’s stock-based compensation grants or awards were outstanding for employees (including executive officers) and members of the board of directors. All stock-based compensation plans were approved by the Company’s board of directors.

Description of Stock Option Plans

The Company has five stock option plans:

•                  Employee Stock and Stock Option Plan, effective July 1, 1994, provides for non-qualified stock options as well as restricted and non-restricted stock awards to both employees and outside consultants. Up to 520,000 shares were authorized for issuance under this plan. Terms of related grants under the plan are at the discretion of the board of directors. The board of directors does not intend to issue any additional options or make any additional stock grants under this plan.

•                  1993 Stock Option Plan, provides for the grant of up to 300,000 incentive and non-qualified stock options to purchase stock at not less than the current market value on the date of grant. Options granted under this plan vest ratably over three years and expire 10 years after date of grant. The board of directors does not intend to issue any additional options under this plan.

•                  The 1997 Stock Incentive Plan (the “1997 Plan”) provides that options granted may be either qualified or nonqualified stock options and are required to be granted at fair market value on the date of grant. Subject to termination of employment, options may expire up to ten years from the date of grant and are nontransferable other than in the event of death, disability or certain other transfers that the committee of the board of directors administering the 1997 Plan may permit. Up to 1,600,000 stock options were authorized to be granted under the 1997 Plan. The board of directors does not intend to issue any additional options under this plan.

•                  The 2000 Stock Option Plan was adopted by the board of directors in November 2000 and approved by the stockholders on January 16, 2001. The board of directors adopted the Amended and Restated 2000 Stock Option Plan (the “2000 Plan”) effective as of August 3, 2001. Under the 2000 Plan, options granted may be either incentive or nonqualified options. Incentive options must have an exercise price of not less than the fair market value of a share of common stock on the date of grant. Nonqualified

EMRISE CORPORATION

Notes to Consolidated Financial Statements

options must have an exercise price of not less than 85% of the fair market value of a share of common stock on the date of grant. Up to 2,000,000 options may be granted under the 2000 Plan. No option may be exercised more than ten years after the date of grant.  The board of directors does not intend to issue any additional options under this plan.

•                  The 2007 Stock Incentive Plan (the “2007 Plan”) was adopted by the board of directors in November 2007 and approved by the stockholders on December 12, 2007. Under the 2007 Plan, the administrator may grant or issue stock options (incentive or nonqualified), stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance awards and stock payments, or any combination thereof..  Up to 5,000,000 shares of common stock may be granted pursuant to awards under the 2007 Plan.  Incentive and nonqualified options must have an exercise price of not less than the fair market value of a share of common stock on the date of grant and may not be exercised more than ten years after the date of grant.  However, incentive options granted to an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all class of EMRISE stock must have an exercise price of not less than 110% of the fair market value of a share of common stock on the date of grant and may not be exercised more than five years after the date of grant.  The base price of any SAR granted under the 2007 Plan must be at least 100% of the fair market value of a share of common stock on the date of grant.  SARs will be settled in shares of common stock.  Restricted stock may have a price as determined by the administrator.  Restricted stock units entitle the holder to receive vested shares of common stock.  Neither restricted stock or restricted stock units may be sold or otherwise hypothecated or transferred.  Performance awards will be paid in shares of common stock and may be granted to employees, consultants or independent directors based on specific performance criteria.  Stock payments may be issued to employees, independent directors or consultants in the form of common stock or an option or other right to purchase common stock and may be issued as part of a deferred compensation arrangement that would otherwise be paid in cash.

On November 19, 2008, the Company completed a board of directors approved 1-for-3.75 reverse split of its common stock.  All common stock, stock options and warrants to purchase common stock and earnings per share amounts have been retroactively restated as if the reverse stock split occurred at the beginning of the periods presented.

Stock option activity for the years ended December 31, 2009 and 2008 was as follows:

	2009		2008
		Weighted		Weighted
		Average		Average
	Shares	Exercise	Shares	Exercise
	(in 000’s)	Price	(in 000’s)	Price
Outstanding, beginning of year	695	$3.47	482	$4.20
Granted	90	$1.53	265	$2.58
Exercised	(9)	$0.75	—	$—
Forfeited (including expirations)	(93)	$2.85	(52)	$4.71
Outstanding, end of year	683	$3.34	695	$3.47
Exercisable, end of year	478	$3.81	432	$4.01

As of December 31, 2009, the Company had 478,000 fully-vested stock options, with a weighted average exercise price of $3.81 and remaining term of 9.3 years. The Company expects that 205,000 stock options (after forfeitures), with a weighted-average exercise price of $2.24 and remaining term of 14.2 years, will vest in the

EMRISE CORPORATION

Notes to Consolidated Financial Statements

future. The aggregate intrinsic value is approximately $0.9 million for unvested and vested options at December 31, 2009 based on the Company’s average common stock closing price in 2009.

The following table summarizes information about stock options outstanding at December 31, 2009:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
	Options	Remaining	Exercise	Options	Exercise
Range of Exercise Prices	(in 000’s)	Life in Years	Price	(in 000’s)	Price
$1.01 to $3.00	336	6.2	$1.82	194	$1.79
$3.01 to $5.00	222	6.4	$3.38	159	$3.51
$5.01 to $7.50	125	5.9	$7.32	125	$7.32
Total options	683			478

Total stock-based compensation expense included in wages, salaries and related costs was $148,000 and $88,000 for the year ended December 31, 2009 and 2008, respectively. These compensation expenses were charged to selling, general and administrative expenses. As of December 31, 2009, the Company had $235,000 of total unrecognized compensation expense related to stock option grants, which will be recognized over the remaining weighted average period of 1.5 years.

NOTE 13 — WARRANTS

In connection with entering into the credit facility (discussed in Note 11), the Company issued a seven year warrant to Private Equity Management Group, Inc., (“PEM Group”), an affiliate of the Lender, to purchase up to 775,758 shares of the Company’s common stock on a cash or cashless basis at an original exercise price of $4.13 per share, (which amount reflects the Company’s 1-for-3.75 reverse split of its common stock effective November 18, 2008).  The estimated fair value of the warrants was $1.5 million, which was calculated using the Black-Scholes pricing model.  The warrants were originally accounted for as debt discount and the adjustment resulting from the repricing of the warrants increased the debt discount, which is being amortized over the remaining life of the credit facility.  The warrants were previously recorded in stockholder’s equity.

In February 2009, the warrants were amended and reissued in conjunction with an amendment to the credit facility.  Pursuant to the Second Amendment to Loan Documents, the original warrant was divided into two warrants (each, a “Second Amended and Restated Warrant” and collectively, the “Second Amended and Restated Warrants”).  Each Second Amended and Restated Warrant covers 387,879 shares of the Company’s common stock (which amount reflects the Company’s 1-for-3.75 reverse split of its common stock effective November 18, 2008).  One of the Second Amended and Restated Warrants provides for an exercise price of $1.99 per share (which amount reflects the Company’s 1-for-3.75 reverse split of its common stock effective November 18, 2008).  The other Second Amended and Restated Warrant provides for an exercise price of $1.80 per share (which amount reflects the Company’s 1-for-3.75 reverse split of its common stock effective November 18, 2008 and a reduction from a post-split exercise price of $3.06 per share).

EMRISE CORPORATION

Notes to Consolidated Financial Statements

The exercise price and/or number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including certain issuances of securities at a price equal to less than the then current exercise price, subdivisions and stock splits, stock dividends, combinations, reorganizations, reclassifications, consolidations, mergers or sales of properties and assets and upon issuance of certain assets or securities to holders of the Company’s common stock, as applicable. On January 1, 2009, the Company adopted FASB updates which affected how instruments indexed to an entity’s own stock are accounted for.  The adoption of the revised FASB guidance resulted in the reclassification of the PEM Group warrants from stockholders’ equity to liabilities, and now requires that the warrants to be fair valued pursuant to “mark to market” provisions at each reporting period, with the changes in fair value recognized in the Company’s consolidated statement of operations.

At January 1, 2009 and December 31, 2009, the Company had warrants subject to “mark to market” provisions outstanding to purchase 775,758 shares of common stock.  The Company computed the fair value of the warrants using a Black-Scholes valuation model.  The fair value of these warrants on the date of adoption of January 1, 2009 and on December 31, 2009 was determined using the following assumptions:

	January 1, 2009	December 31, 2009
Dividend yield	None	None
Expected volatility	105%	71%
Risk-free interest rate	0.88%	1.14%
Expected term	7 years	7 years
Stock price	$1.58	$0.76

On January 1, 2009, in connection with the adoption of this treatment for the warrant, the Company recorded a cumulative effect of change in accounting principle adjustment to its accumulated deficit of $473,000 and a corresponding reclassification of these outstanding warrants from stockholders’ equity to warrant liability.  As of and for the year ended December 31, 2009, the change in fair value of the warrants resulted in a $718,000 income adjustment to other income (expense) in the consolidated statement of operations and a corresponding increase or decrease to the warrant liability.  The following table reflects warrants outstanding and related activity for warrants authorized for issuance by the board of directors to certain officers, directors, stockholders, key employees and other parties:

				Average
		Weighted	Weighted	Intrinsic
	Number	Average	Average	Value
	of Shares	Exercise	Remaining	(in-the-money)
	(in 000’s)	Price	Life in Years	Warrants

Balance outstanding at December 31, 2007	1,834	$6.41
Warrants issued	—	$—
Warrants cancelled	(36)	$6.58
Balance outstanding at December 31, 2008	1,798	$4.76
Warrants issued	—	$—
Warrants exercised	—	$—
Warrants cancelled	(7)	$4.54

Balance outstanding at December 31, 2009	1,791	$4.76	2.2	$—

There were no warrants outstanding at December 31, 2009 where the exercise price was below the market price for the Company’s shares (in-the-money).

EMRISE CORPORATION

Notes to Consolidated Financial Statements

NOTE 14 — NET INCOME (LOSS) PER SHARE

Basic income (loss) per share is computed by dividing net income (loss) by the weighted average common shares outstanding during a period.  Diluted income (loss) per share is based on the treasury stock method and includes the dilutive effect of stock options and warrants outstanding during the period.  Common share equivalents have been excluded where their inclusion would be anti-dilutive.  As a result of the loss incurred by the Company in 2008, the potentially dilutive common shares have been excluded because their inclusion would have been anti-dilutive.  The following table illustrates the computation of basic and diluted income (loss) per share for the years ended December 31, 2009 and 2008 (in thousands, except per share amounts):

	2009	2008

NUMERATOR:
Net income (loss)	$1,042	$(7,440)

DENOMINATOR:
Basic weighted average common shares outstanding	10,209	10,204
Effect of dilutive securities:
Dilutive stock options and warrants	—	—
Diluted weighted average common shares outstanding	10,209	10,204

Basic income (loss) per share	$0.10	$(0.73)

Diluted income (loss) per share	$0.10	$(0.73)

The following table shows the common stock equivalents that were outstanding as of December 31, 2009 and 2008, but were not included in the computation of diluted earnings per share as a result of the loss incurred by the Company or because the options’ or warrants’ exercise price was greater than the average market price of the common shares and, therefore, the effect would have been anti-dilutive:

		Range of
	Number of	Exercise Price
	Shares	Per Share

Anti-dilutive common stock options:
As of December 31, 2009	630,000	$1.53 – $7.50
As of December 31, 2008	531,000	$2.18 – $7.50

Anti-dilutive common stock warrants:
As of December 31, 2009	1,791,000	$4.31 – $6.49
As of December 31, 2008	1,410,000	$4.31 – $6.49

EMRISE CORPORATION

Notes to Consolidated Financial Statements

NOTE 15 — INCOME TAXES

The Company files a consolidated U.S. federal income tax return.  State tax returns are filed on a consolidated, combined or separate basis depending on the applicable laws relating to the Company and its domestic subsidiaries.  Additionally, the Company files tax returns in England and France.

The Company’s income from continuing operations before provision for income taxes was generated from the U.S. and foreign operations for the years ended December 31 as follows (in thousands):

	2009	2008

Earnings (loss) before income taxes:
U.S.	$(6,783)	$(12,563)
Foreign	1,423	2,229
Earnings (loss) before income taxes	$(5,360)	$(10,334)

The Company’s provision for income taxes on continuing operations consisted of the following for the years ended December 31 (in thousands):

	2009	2008
Current
Federal	$(868)	$(200)
State	(252)	(17)
Foreign	608	138
Total current	(512)	(79)

Deferred
Federal	—	(277)
State	—	—
Foreign	(66)	242
Total deferred	(66)	(35)
Total provision for income taxes	$(578)	$(114)

Income tax expense (benefit) on continuing operations differed from the amount obtained by applying the statutory federal income tax rate of 34% to income before income taxes as follows for the years ended December 31 (in thousands):

	2009	2008
Federal income tax at statutory rates	$(1,822)	$(3,513)
State income taxes, net of federal benefit	(167)	(11)
Foreign income taxes	56	(378)
Changes in valuation allowances	783	580
Foreign income inclusion - IRC 956	1,340	1,216
Permanent differences	89	2,192
Tax benefit from income of discontinued operations	(918)	(200)
Other	61	—
	$(578)	$(114)

EMRISE CORPORATION

Notes to Consolidated Financial Statements

Tax benefit from income of discontinued operations represents the tax benefit of domestic losses in continuing operations that were recognized for accounting purposes due to domestic income reported within discontinued operations.

The Company’s business is subject to regulation under a wide variety of U.S. federal, state and foreign tax laws, regulations and policies.  The majority of the Company’s foreign subsidiaries have earnings and profits that are reinvested indefinitely.  However, under the credit facility described in Notes 10 and 11, the foreign subsidiaries have issued guarantees on the credit facility and, as a result, under IRC §956, have been deemed to have distributed these earnings to fund U.S. operations.  This has resulted in U.S. federal taxable income and an increase in U.S. tax liability, which has been reduced through utilization of available net operating loss carryforwards and foreign tax credits.

The Company had federal and state net operating loss carryforwards of approximately $5.1 million and $12.9 million as of December 31, 2009 and 2008, respectively, which expire at various dates beginning in 2012 through 2018.  As of December 31, 2009 and 2008, the Company recorded a valuation allowance on the deferred tax asset.  Management believes sufficient uncertainty exists regarding the realizability of the deferred tax asset items and that a valuation allowance is required. Management considers projected future taxable income and tax planning strategies in making this assessment.  The amount of the deferred tax assets considered realizable, however, could materially change in the near future if estimates of future taxable income during the carryforward period are changed.

Utilization of the Company’s net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration or elimination of the net operating loss and tax credit carryforwards before utilization.  As a result of a merger in 1997, the Company experienced a more than 50% ownership change for federal income tax purposes.  Of the pre-1997 net operating loss carryforwards subject to limitation, approximately $276,000 per year is available to offset future federal taxable income.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company’s deferred tax assets and liabilities were as follows as of December 31 (in thousands):

EMRISE CORPORATION

Notes to Consolidated Financial Statements

	2009	2008
Current deferred tax assets:
Allowance for doubtful accounts	$(22)	$(2)
Inventory reserves and uniform capitalization	380	307
Other accrued liabilities	491	644
	849	949
Valuation allowance-current deferred tax assets	(691)	(678)
Total current deferred tax assets	158	271

Long-term deferred tax assets:
Depreciation on property, plant & equipment	132	343
Deferred compensation	235	222
Deferred income	(3)	—
Business tax credit	260	142
Alternative minimum tax credit carryforwards	273	115
Foreign tax credit carryforwards	1,068	823
Net operating loss carryforwards	1,060	513
Other, net	13	—
	3,038	2,158
Valuation allowance-long-term deferred tax assets	(2,730)	(1,960)
Total long-term deferred tax assets	308	198

Deferred tax liabilities:
Intangible assets other than goodwill	(144)	(81)
Total deferred tax liabilities (long-term)	(144)	(81)
Net deferred tax asets (liabilities)	$322	$388

The Company adopted FASB guidance for accounting for uncertainty in income taxes on January 1, 2007. The implementation of this guidance did not result in a material adjustment to the Company’s liability for unrecognized income tax benefits. At the time of adoption and as of December 31, 2009, the Company had recorded no net unrecognized tax benefits.  The Company currently has no open matters with tax authorities nor is it engaged in an examination by any tax authority.  The Company recognizes interest and penalties related to uncertain tax positions in interest expense and selling, general and administrative expense, respectively, in the condensed consolidated statements of operations and comprehensive income. No interest or penalties were recognized during 2009. As of December 31, 2009, the Company had nothing accrued for interest and penalties.

The Company files income tax returns in the United States federal jurisdiction, the United Kingdom and France, and in the state jurisdictions of California, Texas, Pennsylvania and New Jersey. The Company is no longer subject to United States federal and state tax examinations for years before 2006 and 2005, respectively, and is no longer subject to tax examinations for the United Kingdom and Japan for years prior to 2008, and for France for years prior to 2006.

NOTE 16 — OPERATING SEGMENTS

The Company has two reportable operating segments: electronic devices and communications equipment. The electronic devices segment manufactures and markets electronic power supplies, RF and microwave devices and subsystem assemblies. The electronic devices segment consists of the Company’s three electronic device subsidiaries, one located in the U.S. and two located in England, all of which offer the same or similar products to the same or similar customers.  The communications equipment segment designs, manufactures and distributes network access products and timing and synchronization products.  The communications equipment segment

EMRISE CORPORATION

Notes to Consolidated Financial Statements

consists of operating entities CXR Larus Corporation located in the U.S. and CXR Anderson Jacobson located in France, both of which offer the same or similar products to similar customers.  Both segments operate primarily in the U.S. and European markets, but they have distinctly different customers, design and manufacturing processes and marketing strategies.  Each segment has discrete financial information and a separate management structure.

The Company evaluates performance based upon contribution margin of the segments and also upon profit or loss from operations before income taxes exclusive of nonrecurring gains and losses. The Company accounts for intersegment sales at pre-determined prices negotiated between the individual segments.

During the first quarter of 2009, the Company sold its Digitran Operations (see Note 4), which were part of its electronic devices segment. During the first quarter of 2010, the Company sold its RO Operations (see Note 4), which were part of its electronic devices segment.  In June 2010, the Company entered into a definitive agreement to sell its ACC Operations, (see Note 4) which were part of the electronic devices segment.  In this report, the Digitran Operations are classified as a discontinued operation and the RO and the ACC Operations are reported as discontinued and held for sale operations for all periods presented.  All three operations were excluded from the electronics devices segment.  Therefore, prior period amounts have been adjusted to conform to this presentation.

EMRISE CORPORATION

Notes to Consolidated Financial Statements

Included in the Company’s reconciliation of segment financial data to the consolidated amounts is unallocated corporate expenses.  Selected financial data for each of the Company’s operating segments reconciled to the consolidated totals is shown below (in thousands):

	Year ended December 31,
	2009	2008
Net sales
Electronic devices	$22,763	$26,621
Communications equipment	11,932	14,768
Total	$34,695	$41,389

Gross profit
Electronic devices	$7,563	$8,444
Communications equipment	4,344	5,977
Total	$11,907	$14,421

Depreciation and amortization
Electronic devices	$317	$363
Communications equipment	233	311
All other	14	14
Total	$564	$688

Operating income (loss)
Electronic devices	$3,864	$3,977
Communications equipment	(1,507)	(6,563)
Corporate and other	(4,194)	(4,223)
Total	$(1,837)	$(6,809)

	December 31,	December 31,
	2009	2008
Total assets
Electronic devices	$12,313	$10,461
Communications equipment	8,439	10,260
Discontinued and held for sale assets	25,753	24,134
Corporate and other	3,772	8,768
Total	$50,277	$53,623

Two customers in the electronic devices segment accounted for 12% and 10%, respectively, of the Company’s total net sales in 2009.  No customer in either segment accounted for 10% or more of net sales during 2008.

EMRISE CORPORATION

Notes to Consolidated Financial Statements

The Company’s segments operate in different geographic areas.  The following table is a summary of the Company’s net sales by geographic area for the year ended December 31 (in thousands):

	2009		2008
	Electronic Devices	Communications Equipment	Electronic Devices	Communications Equipment
United States	$—	$5,441	$—	$5,599
England	22,763	—	26,621	—
France	—	6,491	—	9,169
Total net sales	$22,763	$11,932	$26,621	$14,768

Sales and purchases between geographic areas have been accounted for on the basis of prices set between the geographic areas, general at cost plus 40%.  Net sales by geographic area have been determined based upon the country from which the product was shipped.

The following table is a summary of the Company’s total assets by geographic area for the year ended December 31 (in thousands):

	2009	2008
United States	$5,961	$7,906
England	13,855	15,680
France	4,708	5,903
Discontinued Operations and Held for Sale	25,753	24,134
Total net sales	$50,277	$53,623

NOTE 17 — RETIREMENT PLANS

The Company maintains certain defined contribution retirement plans covering substantially all U.S. domestic employees.  The Company’s contributions to these retirement plans were $44,000 and $38,000 in the years ended December 31, 2009 and 2008, respectively.

The Company’s subsidiary in France has a defined benefit pension plan.  The plan is an unfunded plan.  As such, no contributions were made in either of the periods presented.  The plan does not have plan assets.  Employee benefits are based on years of service and the employees’ compensation during their employment.  The actuarially computed components of net periodic benefit cost included the following components for the years ended December 31, (in thousands):

	2009	2008
Service costs	$16	$14
Interest costs	16	14
Net periodic pension expense	$32	$28

EMRISE CORPORATION

Notes to Consolidated Financial Statements

The following table sets forth the funded status and amounts recognized in the Company’s consolidated statement of operations for the years ended December 31, (in thousands):

	2009	2008
Change in benefit obligation:
Projected benefit obligation, beginning of year	$305	$261
Service cost	16	14
Interest cost	16	14
Benefits paid	—	—
Actuarial loss/(gain)	(54)	17
Effect of foreign currency translation	—	(1)
Projected benefit obligation, end of year	$283	$305

Unfunded status	$283	$305
Unrecognized (gain)/loss	60	(5)
Net amount recognized	$343	$300

The weighted average assumptions used to determine pension benefit obligations at December 31, were as follows:

	2009	2008
Discount rate	4.50%	5.00%
Rate of compensation increase	2.00%	2.00%

NOTE 18 — COMMITMENTS AND CONTINGENCIES

Leases

The Company conducts most of its operations from leased facilities under operating leases that expire at various dates through 2014. The leases generally require the Company to pay all maintenance, insurance, property tax costs, and contain provisions for rent increases. Total rent expense, net of sublease income, was $1.2 million for 2009 and $1.4 million for 2008.

The future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year are as follows:

Year ending December 31,	Amount
2010	$1,211
2011	979
2012	724
2013	531
2014	463
Thereafter	—
Total	$3,908

EMRISE CORPORATION

Notes to Consolidated Financial Statements

Litigation

The Company is not currently a party to any material legal proceedings. However, the Company and its subsidiaries are, from time to time, involved in legal proceedings, claims and litigation arising in the ordinary course of business. While the amounts claimed may be substantial, the ultimate liability cannot presently be determined because of considerable uncertainties that exist. Therefore, it is possible the outcome of such legal proceedings, claims and litigation could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, based on facts currently available, management believes such matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

NOTE 19 — RELATED PARTIES

In connection with the acquisition of Larus Corporation, the Company issued promissory notes, dated July 13, 2004, to two former stockholders of CXR Larus Corporation (formerly Larus Corporation) totaling $3.0 million.  These notes are subordinated to the Company’s bank debt and were originally payable in 72 equal monthly payments of principal plus interest at the 30-day LIBOR plus 5% with a maximum interest rate of 7% during the first two years of the term of the notes, 8% during the third and fourth years, and 9% thereafter.  Pursuant to a recent amendment, the notes now bear interest at the fixed rate of 6% and principal payments have been modified to varying monthly payments between $11,000 and $42,000, per month with the final payments scheduled for December, 2010.  Future maturities of notes payable to stockholders are $348,000 in 2010.  Interest paid on these notes was $30,000 and $84,000 for the year ended December 31, 2009 and 2008, respectively.

Additionally, the Company entered into an above-market real property lease with the two former stockholders of CXR Larus Corporation. The lease represented an obligation that exceeded the fair market value by approximately $756,000.  The lease term is for 7 years and expires on June 30, 2011. It is renewable for a 5-year term priced under market conditions. The base rent is based on a minimum rent of $.90 per square foot per month, which is $27,000 monthly or $324,000 per year, subject to monthly adjustments of the interest rate based on the Federal Reserve Discount Rate that match the lessor’s variable interest rate mortgage payments on the building. The maximum increase in any year is 1.5%, with a cumulative maximum increase of 8% over the life of the lease. The increases apply to that portion of the rent that corresponds to the interest portion of the lessor’s mortgage.  Lease payments paid to the related parties during 2009 and 2008 totaled $410,000 and $390,000, respectively.  Future minimum lease payments under the operating lease payable to the stockholders are included in Note 18.

In connection with the Acquisition of ACC, EEC issued Subordinated Secured Contingent Promissory Notes (the “Notes”), as amended, to each of the Sellers.  See Note 3.  Two of the sellers are still employed by ACC and, therefore, are deemed related parties and hold a majority of the balance of the Notes.  The total balance of the notes at December 31, 2009 was $4.3 million.  On July 1, 2010, all accrued interest at that date and $1.3 million of principal payments are due.  The remaining balance of the Notes is due in November 2010.  In addition to the Notes, the remaining cash contingent consideration of $2.0 million was accrued at December 31, 2009 in current liabilities of discontinued and held for sale operations in the accompanying consolidated balance sheet, the majority of which relates to the individuals still employed by ACC.  This amount is due in November 2010.

The Company obtains consulting services from Jason Oliva, a related party.  Services rendered by Mr. Oliva include artistic design associated with the Company’s promotional materials and website, evaluation and recommendations for best practices of public companies, including research related to market matters and access to key relationships that he maintains with NYSE Arca and other exchanges.  Payments made to Mr. Oliva for these services were $12,000 and $58,000 during the year ended December 31, 2009 and 2008, respectively.

There are no guarantees by officers or fees paid to officers or loans to or from officers of the Company.

EMRISE CORPORATION

Notes to Consolidated Financial Statements

NOTE 20 — FAIR VALUE MEASUREMENTS

FASB guidance for fair value measurements defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants and also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The fair value hierarchy distinguishes between three levels of inputs that may be utilized when measuring fair value as follows:

Level 1 — Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2 — Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3 — Inputs that are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

As of December 31, 2009, the Company was required to apply updated FASB guidance to the derivative that is within the warrant that was issued as consideration for the Company’s credit facility, which is discussed in Note 13 and included as a discount on the Company’s long-term debt.  The derivative was valued using the Black-Scholes model.  The key inputs in the model are as follows:

December 31, 2009
Dividend yield	None
Expected volatility	71%
Risk-free interest rate	1.14%
Expected term	7 years
Stock price	$0.76

The derivative is measured at fair value on a recurring basis using significant observable inputs (Level 2).  The amount of total gain in earnings for the period is as follows (in thousands):

Warrant Liability
Beginning balance at January 1, 2009	$1,010
Total gain realized in earnings	(718)
Ending balance at December 31, 2009	$292

EMRISE CORPORATION

Notes to Consolidated Financial Statements

NOTE 21 — RECENT ACCOUNTING PRONOUNCEMENTS

Adopted

FASB Accounting Standards Codification.™  On September 30, 2009, the Company adopted changes issued by the Financial Accounting Standards Board (“FASB”) to the authoritative hierarchy of GAAP.  These changes establish the FASB Accounting Standards Codification™ (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in preparation of financial statements in conformity with GAAP.  Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.  The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead the FASB will issue Accounting Standards Updates.  Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the Codification.  These changes and the Codification itself do not change GAAP.  Other than the manner in which new accounting guidance is referenced, the adoption of these changes had no impact on the Company’s consolidated financial statements.

Fair Value Measurements and Disclosure.  In January 2009, the Company adopted changes issued by the FASB to fair value accounting and reporting as it relates to non-financial assets and non-financial liabilities that are not recognized or disclosed at fair value in the financial statements on at least an annual basis.  These changes define fair value, establish a framework for measuring fair value under GAAP and expand disclosures about fair value measurements.  This guidance applies to other GAAP that require or permit fair value measurements and is to be applied prospectively with limited exceptions.  The adoption of these changes, as it relates to non-financial assets and liabilities, had no impact on the Company’s financial statements.

In August 2009, the FASB issued an update to the fair value measurement guidance to clarify how an entity should measure liabilities at fair value.  The update reaffirms fair value is based on an orderly transaction between market participants, even though liabilities are infrequently transferred due to contractual or other legal restrictions.  However, identical liabilities traded in the active market should be used when available.  When quoted prices are not available, the quoted price of the identical liability traded as an asset, quoted prices for similar liabilities or similar liabilities traded as an asset, or another valuation approach should be used.  This update also clarifies that restrictions preventing the transfer of a liability should not be considered as a separate input or adjustment in the measurement of fair value.  The adoption of this update for fair value measurements of liabilities had no impact on the Company’s financial statements.

Business Combinations.  On January 1, 2009, the Company adopted an update to existing accounting standards for business combinations.  The update, which retains the underlying concepts of the original standard in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting, changes the method of applying the acquisition method.  Acquisition costs are no longer considered part of the fair value of an acquisition and will generally be expensed as incurred, non-controlling interests are valued at fair value at the acquisition date, in-process research and development is recorded at fair value as an indefinite-lived intangible asset at the acquisition date, restructuring costs associated with a business combination are generally expensed subsequent to the acquisition date, and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.

In April 2009, the FASB issued a further update in relation to accounting for assets acquired and liabilities assumed in a business combination that arise from contingencies, which amends the previous guidance to require contingent assets acquired and liabilities assumed in a business combination to be recognized at fair value on the acquisition date if fair value can be reasonably estimated during the measurement period.  If fair value cannot be reasonably estimated during the measurement period, the contingent asset or liability would be recognized in accordance with standards and guidance on accounting for contingencies and reasonable estimation of the amount of a loss.  Further, this update eliminated the specific subsequent accounting guidance for contingent assets and liabilities without significantly revising the original guidance.  However, contingent consideration arrangements of

EMRISE CORPORATION

Notes to Consolidated Financial Statements

an acquiree assumed by the acquirer in a business combination would still be initially and subsequently measured at fair value.  These updates are applicable prospectively to business combinations for which the acquisition date is on or after January 1, 2009.  The adoption of these provisions will have an impact on accounting for any business acquired after January 1, 2009.

Derivatives and Hedging.  On January 1, 2009, the Company adopted changes issued by the FASB to disclosures about derivative instruments and hedging activities.  These changes require enhanced disclosures about an entity’s derivative and hedging activities, including (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows.  Other than the required disclosures, the adoption of these changes had no impact on the Company’s consolidated financial statements.

On January 1, 2009, the Company adopted an update issued by the FASB to the accounting for instruments (or embedded features) indexed to an entity’s own stock.  These changes clarify the determination of whether an instrument (or embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under previously issued guidance.  The adoption of these changes resulted in the reclassification of certain of the Company’s outstanding warrants from stockholders’ equity to liabilities, which requires the warrants to be fair valued at each reporting period, with the changes in fair value recognized in the Company’s consolidated statement of operations.  See Note 13 - Warrants.

Intangibles — Goodwill and Other.  On January 1, 2009, the Company adopted changes issued by the FASB to account for intangible assets.  These changes amend the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset in order to improve the consistency between the useful life of a recognized intangible asset outside of a business combination and the period of expected cash flows used to measure the fair value of an intangible asset in a business combination.  The adoption of these changes did not have an impact on the Company’s consolidated financial statements.

Financial Instruments.  On June 30, 2009, the Company adopted an update to accounting standards for disclosures about the fair value of financial instruments, which requires publicly-traded companies to provide disclosures on the fair value of financial instruments in the interim financial statements.  Other than the required disclosures, the adoption of this update had no impact on the Company’s consolidated financial statements.

Subsequent Events.  On June 30, 2009, the Company adopted changes issued by the FASB to accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued, otherwise known as “subsequent events.”  Specifically, these changes set forth (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements: (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financials statements; and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date.  The adoption of these changes did not have a material impact on the Company’s financial statements.

Issued, but not adopted

Revenue Recognition.  In October 2009, the FASB issued an update to existing guidance on revenue recognition for arrangements with multiple deliverables.  This update will allow companies to allocate consideration received for qualified separate deliverables using estimated selling prices for both delivered and undelivered items when vendor-specific objective evidence or third-party evidence is unavailable.  Additional disclosures discussing the nature of multiple element arrangements, the types of deliverables under the arrangements, the general timing of their delivery, and significant factors and estimates used to determine estimated selling prices are required.  The Company will adopt this update for new revenue arrangements entered into or materially modified beginning

EMRISE CORPORATION

Notes to Consolidated Financial Statements

January 1, 2011.  The Company is still evaluating the impact, if any, of the adoption of this new revenue recognition guidance on its consolidated financial statements.

NOTE 22 — SUBSEQUENT EVENTS

Disposition of Assets

On March 22, 2010, EEC, a wholly-owned subsidiary of the Company, entered into and consummated the closing under an asset purchase agreement by and among Astrodyne Corporation (“Astrodyne”), RO, and EEC dated March 22, 2010 (the “Purchase Agreement”) pursuant to which Astrodyne purchased substantially all of the assets, properties, and business as a going concern of RO (the “RO Sale”).  The assets of RO that were sold and transferred to Astrodyne include, but are not limited to, the following:  (i) machinery and equipment; (ii) raw materials, work-in-process, and finished goods relating to RO; (iii) tangible personal property, such as office furniture and equipment; (iv) advance payments, rental deposits, and other similar assets; (v) rights to payments from customers; (vi) books and records; (vii) rights under certain contracts; (viii) intangible rights and property, such as goodwill and rights in and to the name “RO Associates,” product names, trade names, trademarks, fictitious names and service marks; (ix) information and data; (x) unfilled purchase and sale orders; (xi) governmental authorizations relating to RO’s business and pending applications in connection with such authorizations; (xii) RO’s rights to its business of manufacturing and selling standard, high-density AC to DC, and DC to DC converters (the “Business”); and (xiii) all claims, causes of action, and judgments relating to the Business.  Such sale and transfer was deemed to be a disposition of an insignificant amount of assets by the Company and EEC.  RO retained certain rights, as fully described in the Purchase Agreement, including certain records, rights to benefits plans and insurance policies and proceeds, and certain assets.

As part of the transactions contemplated by the Purchase Agreement, Astrodyne assumed certain specified liabilities of RO pursuant to an Assignment and Assumption Agreement by and between Astrodyne and RO (the “Assignment and Assumption Agreement”).  Pursuant to the Purchase Agreement, EEC also agreed to guarantee the full, complete, and timely compliance with and performance of all agreements, covenants and obligations of RO in connection with the RO Sale.

Astrodyne paid RO an aggregate purchase price for the RO Sale of $1,000,000, plus the assumption of certain assumed liabilities pursuant to the Assignment and Assumption Agreement, subject to a purchase price adjustment.  As additional consideration for Astrodyne’s entry into the Purchase Agreement and consummation of the contemplated transactions under such agreement, EEC and RO agreed that, for a certain period immediately following the closing date, they would not compete with the Business, perform services for any person in competition with the Business or solicit certain specified customers of the Business, or hire any employees of Astrodyne or its affiliates.

In connection with the Company’s divestiture of RO, which comprised a portion of the Company’s electronic devices segment, the Company incurred approximately $250,000 in cash charges that were paid at closing or just subsequent to closing relating to legal, accounting and investment banking fees.  The Company does not expect to incur any additional costs associated with this transaction.  The Company estimates that it will incur a loss on the sale of the RO assets of approximately $0.4 million, which could increase or decrease as closing costs and other matters are finalized.

Assets Held for Sale

As discussed in Note 4, on June 7, 2010, Aeroflex Incorporated and EMRISE Electronics Corporation entered into a Stock Purchase Agreement relating to the sale of all of the issued and outstanding shares of common stock of Advanced Control Components, Inc. and all of the issued and outstanding shares of common stock of Custom Components, Inc.  The Company has classified the ACC Operations as held for sale in the accompanying consolidated financial statements.

EMRISE CORPORATION

Notes to Consolidated Financial Statements

Amendments to Credit Facility

On January 25, 2010, EMRISE and the Lender entered into Amendment Number 8 to Loan Documents, which amends EMRISE’s Credit Agreement as of December 31, 2009.  All references to the Credit Facility herein refer to the Credit Agreement as amended from time to time.  The Credit Facility requires the sale of a significant portion of the Company’s assets by June 30, 2010 (the “Maturity Date”).  The Company is required to achieve certain milestones in connection with these sale activities and the maintenance of maximum capital expenditure financial covenants.  The Lender has the current right to appoint an outside observer to review the Company’s books and records and business operations, with certain limitations designed to minimize disruption to the business operations.  In addition, the Company must make bi-weekly payments of $75,000 through the Maturity Date.  Upon the sale of the assets the Company agreed to sell, the Company will retain a percentage of the proceeds of some of such sales for working capital and are obligated to use the remaining proceeds to pay down the obligations owed to the Lender.  The Company is also obligated to provide financial information and status reports to the Lender on a regular basis.

The practical effect of Amendment 8 was to provide a forbearance by the Lender through the Maturity Date on the equity raise default and the possible financial covenant defaults that was and may have been otherwise triggered under the Credit Agreement as of December 31, 2009 and allows the Company time to sell the specified assets in order to pay down the obligations to the Lender.  The Company believes that net proceeds from the sales of assets contemplated by the Credit Facility will be sufficient to pay the obligations owed to Lender in full.

In April, 2010, the Borrowers and the Lender entered into Amendment Number 9 to Loan Documents, which removes the obligation to sell certain assets while retaining the obligation to sell other assets, and provides some clarity that the Lender will not charge fees for making adjustments to the milestones required to be met before the maturity date, provided certain conditions are satisfied. In May 2010, the Borrowers and the Lender entered into Amendments Number 10 and 11 to Loan Documents, which adjusted certain milestones required to be met before the maturity date. In June 2010, the Borrowers and the Lender entered into Amendment Number 12 to Loan Documents, which modified the schedule for certain milestone events related to the process for the sale of certain assets of the Borrowers and provides for the Lender’s consent to the sale of such assets.  On June 17, 2010, the Borrowers and the Lender entered into Amendment Number 13 to Loan Documents, which extends the maturity date of the Credit Agreement from June 30, 2010 to July 16, 2010 and modifies the schedule for certain milestone events related to the process for the sale of certain assets of the Borrowers.

If a new event of default were to occur, including the failure to achieve any of the milestones, the Lender could accelerate the debt and exercise its rights and remedies under the Credit Agreement, which could include a foreclosure on the Company’s assets before the contemplated asset sales could be completed.  There can be no assurance that the Company will be able to successfully sell the contemplated assets in the agreed time frames and/or at prices sufficient to satisfy the debt owed to Lender, if at all.  Even if the Company does successfully sell the contemplated assets and pay the obligations owed to the Lender in full, the Company’s ongoing revenues will be substantially reduced which could have a material adverse affect on its operations and financial condition.